Exhibit 99.1

For Immediate Release

ENCORE MEDICAL GETS STOCKHOLDER APPROVAL OF AGREEMENT WITH BLACKSTONE CAPITAL PARTNERS TO GO PRIVATE FOR $6.55 PER SHARE

November 2, 2006 Austin, Texas, — Encore Medical Corporation (“Encore”) (Nasdaq: ENMC) today announced that at a special meeting of its stockholders, its stockholders voted to adopt the definitive merger agreement with a company newly formed and controlled by Blackstone Capital Partners V L.P. (“Blackstone”) in a going private transaction.  The parties intend to consummate the transaction on November 3, 2006.  After the consummation of the transaction, Encore’s common shares will no longer trade on the NASDAQ Global Market.

Under the terms of the merger agreement, Encore’s stockholders will receive $6.55 in cash for each share of Encore common stock they hold.  Encore has appointed Wells Fargo Bank, N.A. as the agent for payment of the merger consideration upon consummation of the transaction.

ABOUT ENCORE MEDICAL CORPORATION

Encore Medical Corporation is a diversified orthopedic device company with leading positions in many of the markets in which it competes.  We develop, manufacture and distribute a comprehensive range of high-quality orthopedic devices used for rehabilitation, pain management and physical therapy. We also develop, manufacture and distribute a comprehensive suite of surgical reconstructive implant products. We believe that we are one of a few orthopedic device companies that offer healthcare professionals and patients a diverse range of orthopedic rehabilitation and surgical reconstructive implant products addressing the complete spectrum of pre-operative, post-operative, clinical and home rehabilitation care.

ABOUT THE BLACKSTONE GROUP

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of approximately $59 billion for alternative asset investing since its formation of which roughly $27 billion has been for private equity investing. The healthcare sector is one of Blackstone’s core focuses, with current investments in pharmaceuticals, hospitals, nursing homes, healthcare services and health insurance.  Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.

IMPORTANT INFORMATION

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for our products, the ability to continue to obtain long-term financing, our substantial leverage and debt service requirements and the ability to locate and integrate past and future acquisitions.  Additionally, we are subject to other risks and uncertainties set forth in our filings with the Securities and Exchange Commission.  These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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Contact:	Harry L. Zimmerman
Executive Vice President — General Counsel
(512) 832-9500
harry_zimmerman@encoremed.com

Chinh E. Chu
Senior Managing Director
The Blackstone Group
(212) 583-5872